EXHIBIT 23.7



          [LETTERHEAD OF TONY H. DAVIDSON, CERTIFIED PUBLIC ACCOUNTANT]




                          INDEPENDENT AUDITOR'S CONSENT



         I consent to the incorporation by reference in this Registration Statement of CUC International, Inc. on Form S-8 of my report dated September 25, 1995, related to the consolidated balance sheet of Century 21 Real Estate, Inc. and subsidiaries as of July 31, 1995, 1994 and 1993 and the related statements of income and retained earnings and cash flows for the years then ended included in the HFS Incorporated Current Report on Form 8-K, as amended, dated February 16, 1996, and incorporated by reference in the Joint Proxy Statement of CUC International, Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997.



         /s/ Tony H. Davidson
         Tony H. Davidson, CPA

         Lake Oswego, Oregon

         December 16, 1997